Exhibit 10.1
        Xedar Corporation
        Calendar 2007 Management Incentive Plan

1.
PURPOSE:  The Xedar Incentive Plan (the “Plan”) provides for the payment of cash and restricted stock unit (RSU) awards to key managers and executives of Xedar for achieving financial, operational, and strategic objectives during the fiscal year.  The Plan’s primary purpose is to focus participants’ efforts on activities considered critical to the success of Xedar.  The Plan is intended to assist in the retention of highly qualified management and executive talent by providing participants with the opportunity to earn annual cash compensation consistent with competitive market practices.

2.	DEFINITIONS:

2.1	“Participant” refers to Mr. Hugh H. Williamson,III, an employee of the Company.

2.2
“EBITDA” is the total annual profitability for the IT Security Consulting division, after accruing an amount for anticipated bonuses, before interest, taxes, depreciation and amortization, prior to any write-down of intangible assets not contemplated as of the date of this document.

2.3	“Base Salary” refers to the total earned base compensation of a Participant for the year ended December 31, 2007.

3.
PLAN DESCRIPTION:  The Plan provides for the payment of cash and restricted stock units based upon the company’s financial performance and the individual performance of the Participant during the fiscal year, as described in this Section.

3.1	Target Award. Each Participant shall be assigned a Target Award that is expressed as a percentage of the Participant’s Base Salary. The Participant’s Base Salary and Target Award is shown below:

Participant’s annual base salary:  $230,000, paid bi-monthly.  Terms                                     and Conditions: Retroactive beginning January 01, 2007,  back payments of cash compensation owed to Mr.  Williamson, will be calculated and accrue interest  at the current market prime  rate of  8.25%.

A 50% cash incentive bonus based on making three more acquisitions in 2007 for the IT Security Consulting division besides the Point One acquisition that has already been completed.  If one less acquisition is completed during 2007, then the cash incentive bonus shall be 60% of the target incentive bonus.  If two acquisitions or less are achieved during 2007, then there shall be no cash incentive bonus.

A 33% RSU grant based on growing the combined entities by more than 15% during 2007.  If growth is in the range of 13+% to 15%, then the RSU grant shall be 22%.  If the growth is in the range of 11% to 13%, then the RSU grant shall be 11%.  If growth is less than 11%, there will be no RSU grant.

Neither component of this Target Award shall be earned or paid if the  divisions do not have positive EBITDA for the 2007 calendar year.

3.2	Payment of Earned Awards. Awards earned under the Plan will be paid as soon as practicable following completion of the fiscal year, at the discretion of the Xedar Board of Directors.

A Participant must be an employee of the Company in good standing as of the date awards are paid to be eligible to receive a payment under the Plan.  The Board of Directors may, in their sole discretion, approve an award, or partial award, for a former Participant whose employment terminated prior to the date of award for reasons of death, disability, or retirement.

4.
PLAN ADMINISTRATION.  The Plan shall be administered by the Board of Directors of Xedar, (the “Board”) who shall have the authority to interpret the provisions of the Plan, to correct any defect, supply any omission or reconcile any inconsistency in the Plan, and to make all determinations necessary for the effective operation of the Plan.  Any action taken or determination made by the Board in the administration of the Plan shall be conclusive and binding.

5.
AMENDMENT OR TERMINATION OF THE PLAN.  The Board may amend the Plan at any time, provided such action does not adversely affect the rights of Participants as of the date of the amendment, suspension or termination.  If during calendar year 2007 a substantial portion or all of the XeDAR holdings are sold, this incentive plan will become void, and a new plan will be put into place that anticipates the division’s performance through the end of the year as a result of such acquisition or divestiture.

6.	MISCELLANEOUS PROVISIONS.

6.1
Unsecured Status of Claim.  Participants shall have no legal or equitable rights, interests or claims in any specific property or assets of the Company.  No assets of Xedar shall be held under any trust for the benefit of Participants, or held in any way as collateral security for the fulfillment of any obligations under the Plan.

6.2
No Right of Employment.  Nothing contained in the Plan, nor any action taken in the administration of the Plan, shall be construed as a contract of employment or as conveying to a Participant any right to be retained in the service of Xedar.

6.3
Right of Offset.  If a Participant becomes entitled to a payment under the Plan and if at such time the Participant has any debt, obligation or other liability outstanding representing an amount owing to Xedar, then Xedar may offset such amount against the amount of the payment otherwise due the Participant under the Plan.

6.4
No Right of Assignment.  No person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt any benefit payable under the Plan, or any part thereof, or any interest therein.  No portion of the amounts payable under the Plan shall, prior to actual payment, be subject to seizure, attachment, lien or sequestration for the payment of any debts, judgements, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.  Any such transfer or attempted transfer in violation of the preceding provisions shall be considered null and void.

6.5	Validity. In the event that any provision of the Plan is held to be invalid, void, or unenforceable, the same shall not affect, in any way whatsoever, the validity of any other provision of the Plan.

6.6	Withholding Tax. Xedar shall withhold from all payments due under the Plan an amount sufficient to satisfy any federal, state, and local tax withholding requirements.

6.7	Applicable Law. The Plan shall be governed in accordance with the laws of the State of Colorado.

6.8	Rights and Obligations. The rights and obligations under the Plan shall be binding upon Xedar, its successors and assigns and the Participants.

Plan Participation Agreed to By:                                                                                     COMPENSATION COMMITTEE

/s/ Hugh H. Williamson,III________                                                                                   /s/ John P. Moreno_______________
Mr. Hugh H. Williamson,III                                                                                                 Mr. John P. Moreno, Chair

Title: XeDAR, Chairman & CEO                                                                                         _____________
                         Date
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Date
                        /s/ Trusten A. McArtor_______________
                              Trusten A. McArtor

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